Exhibit 99.3

March 3, 2016

Dear Carmike Guest,

Today we announced that Carmike Cinemas is joining with AMC Theatres to create a new industry leader.

This is just the first step in a journey as we combine our two companies. We expect the transaction to close by the end of 2016. For now, we remain separate companies and it is business as usual.

We expect this transaction to be largely seamless for our guests. You can continue to enjoy Carmike Cinemas, earn and use points in our Rewards program, and purchase and use gift cards as you always have.

As we have more to share about the benefits of our combination with AMC Theatres, we will be sure to keep guests informed through our website, www.carmike.com.

As always, thank you for continuing to let us provide you with best-in-class movie experiences. We hope to see you at one of our theatres again soon.

Sincerely,

David Passman

President and Chief Executive Officer

Important Additional Information Regarding the Merger Will Be Filed With The SEC

This communication may be deemed to be solicitation material in respect of the proposed merger. In connection with the proposed merger, Carmike Cinemas, Inc. will file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, CARMIKE CINEMAS, INC.’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Carmike Cinemas, Inc.’s stockholders will be able to obtain a free copy of the proxy statement, when available, and other relevant documents filed by Carmike Cinemas, Inc. with the SEC at the SEC’s website at www.sec.gov. In addition, Carmike Cinemas, Inc.’s stockholders may obtain a free copy of the proxy statement, when available, and other relevant documents from Carmike Cinemas, Inc.’s website at www.carmikeinvestors.com or by contacting Carmike Cinemas, Inc.’s investor relations representatives by telephone at (212) 835-8500 or via email at ckec@jcir.com.

Participants in the Solicitation

Carmike Cinemas, Inc. and its directors, executive officers and certain other members of management and employees of Carmike Cinemas, Inc. may be deemed to be “participants” in the solicitation of proxies from Carmike Cinemas, Inc.’s stockholders in connection with the proposed merger. Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of Carmike Cinemas, Inc.’s stockholders in connection with the proposed merger, which may be different than those of Carmike Cinemas, Inc.’s stockholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Carmike Cinemas, Inc.’s stockholders can find information about Carmike Cinemas, Inc. and its directors and executive officers and their ownership of Carmike Cinemas, Inc.’s common stock in Carmike Cinemas, Inc.’s annual report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 29, 2016, and in its definitive proxy statement for its most recent annual meeting of stockholders, which was filed with the SEC on April 17, 2015, and in Forms 4 of directors and executive officers filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the proxy statement relating to the proposed merger when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Carmike Cinemas, Inc.’s website at www.carmikeinvestors.com or by contacting Carmike Cinemas, Inc.’s investor relations representatives by telephone at (212) 835-8500 or via email at ckec@jcir.com.